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                                                                  EXHIBIT 10.125

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION



                                LICENSE AGREEMENT

                                 by and between

                       ATLANTIC TECHNOLOGY VENTURES, INC.

                                       and

                          INDEVUS PHARMACEUTICALS, INC

                                      dated

                                  June 28, 2002

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         THIS LICENSE AGREEMENT effective as of June 28, 2002 ("Effective
Date"), by and between ATLANTIC TECHNOLOGY VENTURES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 350 Fifth Avenue, Suite 5507, New York, New York 10118 ("ATLANTIC") and INDEVUS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, United States ("INDEVUS").

W I T N E S S E T H:

         WHEREAS, ATLANTIC has exclusively licensed from Sumner Burstein certain of the Patent Assets pursuant to the Burstein License and is the owner of other ATLANTIC Intellectual Property, all as defined herein and;

         WHEREAS, INDEVUS desires to obtain exclusive license rights, with a right to grant sublicenses, under the ATLANTIC Intellectual Property, and ATLANTIC desires to grant such license to INDEVUS, upon the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

         Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1. "Act" shall mean the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2. "Affiliate" shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3. "ATLANTIC Intellectual Property" shall mean the Patent Assets and ATLANTIC Know-How.

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1.4.     "ATLANTIC Know-How" shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which

               (a)   relate to Compound or Product; and

               (b) are owned by ATLANTIC or are in ATLANTIC's possession or control, have been licensed by ATLANTIC from Burstein or are otherwise subject to the Burstein License and/or as to which ATLANTIC has the right to icense or sublicense to Third Parties.

              Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including such rights which ATLANTIC may have to information developed by Third Parties and including any data included in or generated as a result of or under an IND or the Hannover Trial.

1.5. "Business Day(s)" means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.


1.6. "Burstein License" shall mean the License Agreement dated as of March 28, 1994, by and between Sumner Burstein ("Burstein") and Channel Pharmaceuticals, Inc., a wholly-owned subsidiary of ATLANTIC, as amended to date, a complete copy of which is attached hereto as Exhibit 1.6.

1.7. "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8. "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9. "cGMP" shall mean current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the Act relating to the formulation, manufacture, testing prior to delivery, storage and delivery of the Product.

1.10. "Centralized Procedure" shall mean the European Community Centralized Procedure for marketing authorization in accordance with Council Regulation EEC (2309-93) or any successor regulations.

1.11.    "CFR" shall mean the United States Code of Federal Regulations.

1.12. "Compound" shall mean the chemical compounds known as (3R, 4R) Delta 6-Tetrahydrocannabinol-7-oic Acids, including the compound designated CT-3 as diagrammed on Schedule 1.12 hereto, and any other compounds disclosed or covered in the Patent Assets and any derivative, homolog, or analog of any of the foregoing, and any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing.

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1.13.    "Effective Date" shall mean the date first above written.

1.14. "End of Phase 2 Meeting" shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.15.    "Europe" shall mean the United Kingdom, France, Germany, Spain and
         Italy.

1.16. "FDA" shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions, and any corresponding or successor regulatory authority in Europe or having jurisdiction over the Centralized Procedure if the context so indicates.

1.17. "First Commercial Sale" shall mean the first sale of Product in any country by INDEVUS, its Affiliate or its sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

1.18.    "GAAP" means generally accepted accounting principles in the United
         States.

1.19. "Hannover Trial" shall mean the ongoing Phase 1 /2 Clinical Trial being conducted at Medizinische Hochscule Hannover (the University of Hannover Medical School in Hannover, Germany) pursuant to a Clinical Trials Agreement dated February 14, 2002.

1.20. "Improvement" shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.21. "IND" shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans, including IND number [*].

1.22. "NDA" shall mean a new drug application filed with the FDA for marketing authorization of a Product in the United States, or a corresponding submission in Europe or under the Centralized Procedure or with the Japanese Ministry of Health, Labour and Welfare if the context so indicates, and any amendments and supplements thereto.

1.23. "Net Sales" shall mean the actual gross amount invoiced by INDEVUS or its Affiliates for commercial sales of Product in the Territory, commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following :

                 (i)     trade, cash and quantity discounts;


*CONFIDENTIAL TREATMENT REQUESTED

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                 (ii)    recalls, credits and allowances on account of returned
                         or rejected Product, including allowance for breakage or spoilage;

                 (iii)   rebates and chargebacks;

                 (iv)    retroactive price reductions;

                 (v) sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

                 (vi) rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

                 (vii)   write-offs for bad debts or allowances.

                 Sales or other transfers between INDEVUS and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.24.    "Party" shall mean ATLANTIC or INDEVUS.

1.25. "Patent Assets" shall mean the United States patents and patent applications which as of the Effective Date or at any time during the term of this Agreement

           (a) are owned by ATLANTIC or which ATLANTIC through the Burstein License or any other license or otherwise has or acquires rights from a Third Party, and

           (b) relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to ATLANTIC Know-How,

             including all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.25 hereto and the patents and patent applications included in the definition of Patent Rights under the Burstein License, and any counterparts thereof which have been or may be filed in other countries.

                                       5

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1.26.    "Phase 2 Clinical Trial" shall mean the first clinical trial of Product in patients with a particular medical indication that is designed to show safety and efficacy of Product for its intended use.

1.27. "Phase 3 Clinical Trial" means a clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with Product in the dosage range to be prescribed, and supporting marketing authorization of such pharmaceutical product or label expansion of Product.

1.28. "Product" shall mean any product in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as at least one of the therapeutically active ingredients in all dosage forms and package configurations for any indication.

1.29. "Proprietary Information" shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.30. "Regulatory Approval" means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a regulatory jurisdiction.

1.31. "Royalty Year" shall mean each successive twelve (12) month period commencing with the first day of the first month in which occurs the First Commercial Sale.

1.32. "Sublicense Non-Royalty Payments" shall mean any payments received by INDEVUS from sublicensees of rights granted by ATLANTIC to INDEVUS under Section 2.1 of this Agreement, as consideration for the grant of such sublicense, including without limitation, license fees, milestone payments and license maintenance fees, but excluding amounts received by INDEVUS (i) as Sublicense Royalty Payments; (ii) in connection with or as a result of amounts or payments to fund or reimburse INDEVUS' research and development in connection with Compound or Product or
         (iii) in connection with or as a result of amounts or payments made as consideration for a sublicensee's purchase of securities of INDEVUS.

1.33. "Sublicense Royalty Payments" shall mean royalty payments received by INDEVUS from sublicensees of rights granted by ATLANTIC to INDEVUS under Section 2.1 of this Agreement, as consideration for the grant of such sublicensee, based on net sales of Product by such sublicensee.

1.34.    "Territory" shall mean all of the countries in the world.

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

1.35. "Third Party(ies)" shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.36. "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or surrendered through reissue or disclaimer.

ARTICLE II
LICENSE; SUBLICENSES

2.1. License Grant. ATLANTIC hereby grants to INDEVUS an exclusive (even as to ATLANTIC) license under the Patent Assets and the ATLANTIC Know-How, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product for all uses in the Territory.

2.2. Improvements by INDEVUS. All rights and title to and interest in any Improvement developed or discovered by INDEVUS in connection with the license granted under Section 2.1 above or INDEVUS' activities hereunder shall be vested solely in INDEVUS.

2.3. Sublicenses. INDEVUS shall have the right to grant sublicenses to Affiliates or any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product in the Territory; provided, however that any such sublicense shall be consistent with the terms of this Agreement. In the event that INDEVUS proposes to grant a sublicense to any Third Party, INDEVUS shall give ATLANTIC a written notice prior to entering into the sublicense describing the proposed sublicense, including the specific rights proposed to be sublicensed and the material commercial and professional terms of the proposed sublicense. INDEVUS shall also provide ATLANTIC with a copy of any sublicense agreements. Upon any termination of this Agreement pursuant to Section 8.3.1 (a) by ATLANTIC for an uncured material breach by INDEVUS, ATLANTIC may elect to have any existing sublicense agreement(s) survive and assigned by INDEVUS to ATLANTIC provided that
         (i) the sublicensee is not in breach of its sublicense agreement at the time of such termination of this Agreement, and (ii) any sublicensee who desires its sublicense to survive shall promptly agree in writing to be bound by the applicable terms of and assume all obligations of INDEVUS under this Agreement. In the event of a sublicense by INDEVUS to a Third Party, the provisions of Section 5.3.2 of this Agreement shall be applicable.

ARTICLE III
DEVELOPMENT AND COMMERCIALIZATION

3.1. Exchange of Information. Within ten (10) days after execution of this Agreement, ATLANTIC shall disclose to INDEVUS in English and in writing all ATLANTIC Intellectual Property not previously available or made available to INDEVUS in electronic format, where available, and hard copies (or, upon INDEVUS' request, originals). Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, ATLANTIC shall also promptly disclose to INDEVUS in English and in writing on an ongoing basis all ATLANTIC Intellectual Property, and any and all additions or revisions thereto. In particular, ATLANTIC shall disclose to INDEVUS in writing within two Business Days of its receipt of any data or results of the Hannover Trial.

3.2. Diligence; Development and Commercialization. INDEVUS shall use commercially reasonable efforts to develop and commercialize Product. As used herein, "commercially reasonable efforts" shall mean efforts and resources normally used by INDEVUS for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The obligations set forth in this Section 3.2 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of Compound or Product including the absence of any action by any regulatory authority limiting the development or commercialization of Compound or Product.

3.3.     Reports

         3.3.1 INDEVUS shall provide ATLANTIC with an annual written report summarizing the status of INDEVUS's clinical development and regulatory activities with respect to Compound and Product, with the delivery to ATLANTIC of the summary of the annual report to an IND submitted by INDEVUS to the FDA in connection with a clinical trial of Product to be in satisfaction of the foregoing requirement In addition, within two (2) Business Days prior to the anticipated filing of INDEVUS' Annual Report on Form 10-K ("Form 10-K) with the Securities and Exchange Commission ("SEC"), INDEVUS shall provide ATLANTIC with a draft copy of the portion of such Form 10-K that discloses the status of INDEVUS clinical development and regulatory activities with respect to Compound and Product. ATLANTIC shall designate an appropriate representative of ATLANTIC to receive such reports and to coordinate further correspondence between the Parties. ATLANTIC's initial designee shall be notified to INDEVUS in writing.


         3.3.2 Any disclosures of such progress and results in any of the foregoing reports or draft reports shall be deemed Proprietary Information of INDEVUS.

3.4.     Regulatory Matters.

         (a) INDEVUS shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in the Territory. INDEVUS shall promptly notify ATLANTIC upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

         (b) ATLANTIC shall transfer to INDEVUS as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Product owned or controlled by ATLANTIC, and ATLANTIC shall allow INDEVUS to cross reference any other IND or Drug Master File relating to Compound or Product. Upon INDEVUS' request, ATLANTIC shall consult and cooperate with INDEVUS in connection with obtaining regulatory approval of Product.

3.5. Trademark. INDEVUS shall select, own and maintain trademarks for Product in the Territory.

3.6. Product Inventory. Effective as of the Effective Date, all right, title and interest in ATLANTIC's entire current inventory of Product or Compound (excluding that being used in the Hannover Trial) (the "Product Inventory"), which ATLANTIC represents consists of 30.5 grams of Product currently held at [*], shall be transferred to INDEVUS and shall remain at [*] in the name of and for the account of INDEVUS. ATLANTIC represents and warrants that the manufacture, testing, delivery and storage of Product Inventory was and is in compliance with cGMP and all other applicable laws and regulations.

3.7. Agreements. Attached hereto as Exhibit 3.7 is a list of all contracts, agreements and other arrangements between ATLANTIC and any and all Third Parties relating to the research, development or commercialization of the Compound or Product (other than the Burstein License which is attached as Exhibit 1.6). ATLANTIC shall promptly (and in no event later than five days after a request from INDEVUS) assign to INDEVUS those contracts and agreements listed in Exhibit
3.7 which INDEVUS shall specifically request, and ATLANTIC shall terminate such other contracts, agreements or other arrangements, with any costs, expenses or liability associated with such contracts, agreements or other arrangements or the termination thereof, to be the sole responsibility of ATLANTIC. With the exception of obligations under Agreements specifically assigned to INDEVUS pursuant to this Section 3.7, INDEVUS shall not be responsible for any contractual obligations relating to Compound or Product incurred by ATLANTIC.

ARTICLE IV
CONFIDENTIALITY AND PUBLICITY

4.1. Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be

* CONFIDENTIAL TREATMENT REQUESTED

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         disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

               (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

               (b)  is or becomes properly in the public domain or knowledge;

               (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

               (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.     Permitted Disclosure of Proprietary Information. Notwithstanding
         Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

               (a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

               (b) by each of INDEVUS or ATLANTIC to its respective agents, consultants, Affiliates, INDEVUS' sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

               (c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, however, that to the maximum extent allowable by SEC rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings.

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                  (d) Upon execution of this Agreement, either Party may issue a press release in the form to be attached as Exhibit 4.2.

4.3. Publication In the event ATLANTIC or any Affiliate of or consultant to ATLANTIC wishes to make a publication relating to Compound or Product, it shall deliver to INDEVUS a copy of the proposed publication or an outline of the oral disclosure at least sixty (60) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement.

ARTICLE V
PAYMENTS; ROYALTIES AND REPORTS

5.1. License and Transfer Fee. In consideration of the rights granted by ATLANTIC hereunder, INDEVUS shall pay ATLANTIC US $ [*] within ten (10) days after the Effective Date, of which US $ [*] shall be deemed a license fee and US $ [*] shall be deemed a transfer fee for the Product Inventory.

5.2. Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by ATLANTIC hereunder, INDEVUS shall pay ATLANTIC the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable the first time such milestone is achieved) for Compound or Product, as applicable:

                  (a) US $ [*] upon completion of a Phase 2 Clinical Trial, the results of which meet or exceed the primary clinical efficacy endpoints and safety outcome measurements outlined in the Clinical Trial protocol;

                  (b) US $ [*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

                  (c) US $ [*] upon the commencement (first dosing of the first patient) of the second Phase 3 Clinical Trial;

                  (d) US $ [*] upon the FDA's first acceptance for filing of an NDA;

                  (e) US $ [*] upon the first acceptance for filing of an NDA under the Centralized Procedure or in Europe;

                  (f) US $ [*] upon receipt of first written Regulatory Approval for marketing in the United States by the FDA;

                  (g) US $ [*] upon receipt of written Regulatory Approval for marketing each of the second and third indications in the United States by the FDA;

                  (h) US $ [*] upon receipt of written Regulatory Approval in Europe, provided that in the event the approval is granted in less than all of the countries listed in the definition of "Europe", INDEVUS shall pay an amount equal

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                           to US $ [*] multiplied by the number of countries in
                           Europe in which such approval is granted;

                  (i) US $ [*] upon receipt of written Regulatory Approval by the Ministry of Health, Labour and Welfare (or any successor agency having substantially the same functions) in Japan; and

                  (j) US $ [*] upon the achievement of cumulative Net Sales of US $ [*] .

                  INDEVUS shall notify ATLANTIC in writing within thirty (30) days after the achievement of each milestone (ninety (90) days for milestone (j)), and such notice shall be accompanied by the appropriate milestone payment. An amount equal to (i) [*] of milestone payments made under Section 5.2 (f), (g) (h) and/or (i) (the "Approval Milestone Payments") shall be creditable against any amounts otherwise payable to ATLANTIC under Section 5.3.1 or 5.3.2 (b) of this Agreement and (ii) [*] of any payments made under Section 5.1 and 5.2 of this Agreement shall be creditable against any amounts otherwise payable under Section 5.3.2 (a) of this Agreement. Except as specifically set forth in this Section 5.2, the payments described in this Section 5.2 shall be payable only upon the initial achievement of each milestone, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved.

5.3.     Royalties and Other Payments.

         5.3.1.   Royalties Payable By INDEVUS.

                  (i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by ATLANTIC hereunder, INDEVUS shall pay to ATLANTIC royalties in an amount equal to [*] of Net Sales in each Royalty Year by INDEVUS or its Affiliates in the United States if the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in the United States.

                  (ii) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by ATLANTIC hereunder, INDEVUS shall pay to ATLANTIC royalties equal to [*] of Net Sales in each Royalty Year by INDEVUS or its Affiliates in each country in the Territory other than the United States where the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in such country.

                  (iii) Royalties on Net Sales at the rates set forth in (i) and (ii) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the expiration of the last to expire Patent Asset in such

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                                       12
                           country. Thereafter, INDEVUS shall be relieved of any royalty payment under this Section 5.3.

                (iv) The payment of royalties set forth above shall be subject to the following conditions:

                           (A) only one payment shall be due with respect to the same unit of Product;

                           (B) no royalties shall accrue on the disposition of Product by INDEVUS, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to clinical trials; and

                           (C) ATLANTIC shall be responsible for payment of any royalties or other obligations owed by ATLANTIC or relating to the Patent Assets to any Third Party, including without limitation, pursuant to the Burstein License.

         5.3.2. Payments in the Event of Sublicense. In the event INDEVUS enters into a sublicense with a Third Party or Third Parties under Section 2.3 of this Agreement, then the following shall be applicable as of the effective date of the sublicense:

                (a) INDEVUS'obligation to pay ATLANTIC any of the milestone payments set forth in Section 5.2 above shall terminate and, in lieu thereof, ATLANTIC shall be entitled to [*] of Sublicense Non-Royalty Payments received by INDEVUS, net of [*] of any amounts paid by INDEVUS under Section 5.1 or 5.2 of this Agreement prior to the effective date of the sublicense; and

                (b) INDEVUS'obligation to pay ATLANTIC any royalties under
                Section 5.3.1 above shall terminate and, in lieu thereof, ATLANTIC shall be entitled to [*] of Sublicense Royalty Payments received by INDEVUS, for the same period set forth in Section 5.3.1(iii), net of [*] (not to exceed an aggregate of $ [*] ) of
                (i) any Approval Milestone Payments paid by INDEVUS prior to the effective date of the sublicense and (ii) any amounts paid by INDEVUS under Section 5.3.2 (a) above. .

         5.3.3. Affiliate Sales. In the event that INDEVUS transfers Compound (for conversion to Product) or Product to one of its Affiliates, there shall be no royalty due at the time of transfer. Subsequent sales of Product by the Affiliate to end users such as patients, hospitals, medical institutions, health plans or funds, wholesalers (which are not sublicensees), pharmacies or other retailers, shall be reported as Net Sales hereunder by INDEVUS.

         5.3.4. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by INDEVUS on

* CONFIDENTIAL TREATMENT REQUESTED

         Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

         5.3.5. Third Party Licenses. If one or more licenses from a Third Party or Third Parties are obtained by INDEVUS in order to develop, make, have made, use, sell or import Compound or Product in a particular country, any royalties or other payments paid under such Third Party patent licenses by INDEVUS in such country for such Calendar Quarter shall be creditable against the royalty or other payments payable to ATLANTIC by INDEVUS in such country.

         5.3.6. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by INDEVUS or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

     5.4. Reports; Payment of Royalty. During the term of the Agreement for so long as royalty or other payments are due, INDEVUS shall furnish to ATLANTIC a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by INDEVUS and its Affiliates (or, if sales of Product were made by an INDEVUS sublicensee, the Sublicense Royalty Payments received from such sublicensee as a result of such sales) during the reporting period and the royalties or other payments payable to ATLANTIC under this Agreement. Reports shall be due on the ninetieth (90th) day following the close of each Calendar Quarter. Royalties or other payments shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due. INDEVUS shall keep complete and accurate records in sufficient detail to enable the royalties or other payments hereunder to be determined.

     5.5. Audits. Upon the written request of ATLANTIC and not more than once in each Calendar Year, INDEVUS shall permit an independent certified public accounting firm selected by ATLANTIC and reasonably acceptable to INDEVUS to have access during normal business hours, upon ten-days notice to INDEVUS, to such of the records of INDEVUS as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to ATLANTIC only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

          5.5.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, INDEVUS shall pay the additional royalties within sixty (60) days of the date ATLANTIC delivers to INDEVUS such accounting firm's written report so concluding; provided however, that, in the event that INDEVUS shall not be in agreement with the conclusion of such report (a) INDEVUS shall not be required to pay such additional royalties and
              (b) such matter shall be resolved pursuant to the provisions of
              Section 9.5 herein. In the event such accounting firm or, if the matter is resolved in accordance with Section 9.5 herein, any arbitration award concludes that amounts were overpaid by INDEVUS during such period, ATLANTIC shall repay INDEVUS the amount of such overpayment within sixty (60) days of the date ATLANTIC delivers to INDEVUS such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by ATLANTIC; provided, however, that if an error in favor of ATLANTIC of more than the greater of (i) $ [*] or (ii) [*] of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by INDEVUS.

              5.5.2. Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon ATLANTIC, and INDEVUS shall be released from any liability or accountability with respect to royalties for such year.

              5.5.3. ATLANTIC shall treat all financial information subject to review under this Section 5.5 in accordance with the confidentiality provisions of this Agreement.

       5.6. Payment Exchange Rate. All payments to ATLANTIC under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition (if available).

       5.7. Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, ATLANTIC shall provide INDEVUS, prior to any such payment, once each Royalty Year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and INDEVUS shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. INDEVUS will use commercially reasonable efforts consistent with its usual business practices and cooperate with ATLANTIC to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

       5.8. Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as INDEVUS may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases

* CONFIDENTIAL TREATMENT REQUESTED
       to be in effect, all royalties or other payments that INDEVUS or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1. ATLANTIC Representations and Warranties. ATLANTIC represents and warrants to INDEVUS that as of the Effective Date:

                  (a) the issued patents included in the Patent Assets are valid and enforceable over any references or prior art known to ATLANTIC or its agents, including Burstein, taken alone or in combination;

                  (b) this Agreement has been duly executed and delivered by ATLANTIC and constitutes legal, valid, and binding obligations enforceable against ATLANTIC in accordance with its terms, except as enforceability is limited by
                       (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally, or (B) general principals of equity, whether considered in a proceeding in equity or at law;

                  (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by ATLANTIC of this Agreement or the consummation by ATLANTIC of the transactions contemplated hereby;

                  (d) ATLANTIC has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

                  (e) ATLANTIC has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the ATLANTIC Intellectual Property or entered into any agreement with any Third Party which is in conflict with the rights granted to INDEVUS pursuant to this Agreement;

                  (f) it is the sole owner or exclusive licensee under the ATLANTIC Intellectual Property, all of which are free and clear of any liens, charges and encumbrances, no other person, corporate or other private entity, or governmental or university entity or subdivision thereof (including, without limitation, the [*]) has any claim of ownership or rights with respect to the ATLANTIC Intellectual Property, whatsoever Notwithstanding the foregoing, with respect only to (a) U.S. Serial No.[*],
                       (b) International patent application number [*] and (c) U.S. Serial No. [*], which are listed in Schedule 1.25 (Patent Assets) attached hereto, ATLANTIC is an owner of at least an undivided interest in the invention disclosed and claimed in (a) and (b), above, and has been granted a license, with a right to grant a sublicense, by the United States Government under the United States Government's ownership rights in (c);

                  (g) ATLANTIC has disclosed to INDEVUS the complete texts of all Patent Assets as well as all information received by ATLANTIC concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving a Patent Asset, and that it will continue such disclosure with respect to new events during the term of the Agreement;

                  (h) to the best of ATLANTIC's knowledge, the development, manufacture, use and sale of Compound and Products would not infringe any patent rights owned or possessed by any Third Party;

                  (i) Schedule 1.25 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned or exclusively licensed by ATLANTIC or to which ATLANTIC has the right to license;

                  (j) there are no claims, judgments or settlements against or owed by ATLANTIC relating to the Patent Assets or pending or, to the best of ATLANTIC's knowledge, threatened claims or litigation against ATLANTIC or Burstein relating to the Patent Assets;

                  (k) ATLANTIC has disclosed to INDEVUS all relevant information known by it regarding the ATLANTIC Intellectual Property reasonably related to the activities contemplated under this Agreement;

                  (l) no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b);

                  (m) in connection with development of Compound and Product, ATLANTIC has complied and is complying in all material respects with applicable U.S. and German laws and regulations including U.S. good laboratory practices in its conduct of toxicology studies on Compound and U.S. good

*CONFIDENTIAL TREATMENT REQUESTED
                       clinical practices in its conduct of clinical studies on Compound and any corresponding German regulations in connection with the Hannover Trial;

                  (n) attached as Exhibit 1.6 is a true and complete copy of the Burstein License, including all supplements thereto and modifications or amendments thereof. ATLANTIC is not, and to the best of ATLANTIC's knowledge, Burstein is not, in default under or in breach of any terms or provisions of the Burstein License and such agreement is in full force and effect as of the date hereof. During the term of this Agreement, ATLANTIC shall not amend, modify, terminate or cause a default under the Burstein License, or reject the Burstein License pursuant to 11 U.S.C.
                       (S)365;

                  (o) IND number [*] is owned by ATLANTIC free and clear of any rights of any Third Party and is active, in good standing and in full force and effect with all applicable regulatory agencies; and

                  (p) EXCEPT AS SPECIFICALLY PROVIDED HEREIN, ATLANTIC DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO ANY MATTER WHATSOEVER, INCLUDING, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE CONCERNING THE PATENT ASSETS.

6.2. INDEVUS Representations and Warranties. INDEVUS represents and warrants to ATLANTIC that as of the Effective Date:

                  (a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

                  (b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

                  (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

*CONFIDENTIAL TREATMENT REQUESTED

ARTICLE VII
PATENT MATTERS

7.1. Filing, Prosecution and Maintenance of Patent Applications or Patents. INDEVUS shall have the first right to file, prosecute and maintain the Patent Assets in ATLANTIC's name and shall initially be responsible for the payment of all patent prosecution and maintenance costs, subject to the next sentence. INDEVUS shall credit against any milestone payments payable to ATLANTIC under Section 5.2 of this Agreement and/or under
       Section 5.3.2 (a) amounts paid by INDEVUS for patent prosecution and maintenance costs incurred during the Term of this Agreement in connection with the filing, prosecution and maintenance of the Patent Assets. If INDEVUS elects not to file, prosecute or maintain a patent application or patent included in the Patent Assets in any particular country, it shall provide ATLANTIC with written advance notice sufficient to avoid any loss or forfeiture, and ATLANTIC shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in ATLANTIC's name. Thereafter, INDEVUS' royalty obligations related to that Patent Asset in such country shall terminate and such patent or patent application in such country shall no longer be deemed a Patent Asset. Upon INDEVUS' request, ATLANTIC shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the Patent Assets.

7.2. Patent Office and Court Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets, or of the filing of an action in a court of competent jurisdiction seeking a judgment that a patent included in the Patent Assets is either invalid or unenforceable or both.. Each Party thereafter shall cooperate fully with the other with respect to any such patent office or court proceeding. Each Party will provide the other with any information or assistance that is reasonable. Notwithstanding the foregoing or the provisions of Section 7.3 below, in the event of any such action or proceeding, ATLANTIC shall indemnify and hold INDEVUS and its Affiliates harmless from and against any and all claims, damages, judgments, liabilities, costs and expenses including, without limitation reasonable litigation costs and legal fees and expenses, that may be incurred by, levied upon or are payable by INDEVUS or any of its Affiliates as a result of such action or proceeding or due to the breach of ATLANTIC's representations and warranties under Section 6.1 of this Agreement.

7.3.   Enforcement and Defense.

              (a) Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party's attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, INDEVUS shall have the first right to initiate and prosecute such legal action at its own expense and in the name of ATLANTIC and INDEVUS, or to control the defense of any declaratory judgment action relating to Patent Assets. INDEVUS shall promptly inform ATLANTIC if INDEVUS elects not to exercise such first right, and ATLANTIC thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of ATLANTIC and, if necessary, INDEVUS. In no event shall ATLANTIC be obligated to enforce or defend any of the Patent Assets.

                  (b) If INDEVUS elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and ATLANTIC elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by ATLANTIC.

                  (c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

                  (d) Any recovery obtained by INDEVUS or ATLANTIC shall be
                      shared as follows:

                      (i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

                      (ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action;

                      (iii) if ATLANTIC initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by ATLANTIC; and

                      (iv) if INDEVUS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by INDEVUS, except that ATLANTIC shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales.

                  (e) ATLANTIC shall inform INDEVUS of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C. (S)(S)355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or
                  under Canada's Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide INDEVUS with a copy of such certification within five (5) days of receipt.

                  ATLANTIC's and INDEVUS' rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(d) (i) through (iv); provided, however, that INDEVUS shall exercise the first right to initiate and prosecute, or defend, any action and shall inform ATLANTIC of such decision within fifteen (15) days of receipt of the certification, after which time, if INDEVUS has not advised ATLANTIC of its intention to initiate and prosecute, or defend, such action, ATLANTIC shall have the right to initiate and prosecute, or defend, such action.

7.4. Patent Term Extensions or Restorations and Supplemental Protection Certificates. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by INDEVUS. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, INDEVUS shall have the right to make the election and ATLANTIC shall abide by such election. ATLANTIC shall notify INDEVUS of (a) the issuance of each U.S. patent included within the Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the " 1984 Act"), including notices pursuant toss.ss.101 and 103 of the 1984 Act from persons who have filed an abbreviated NDA ("ANDA"). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. ATLANTIC shall notify INDEVUS of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Assets. Likewise, ATLANTIC shall inform INDEVUS of patent extensions in the rest of the world regarding Compound or Product.

7.5 Security Interest. Within fifteen (15) days from the Effective Date, ATLANTIC shall grant to INDEVUS a first priority security interest, senior to any and all other liens and encumbrances, in all of the ATLANTIC Patent Assets, whether now owned or hereafter acquired by ATLANTIC and in all of ATLANTIC'S rights in and to all ATLANTIC Patent Assets controlled by ATLANTIC (collectively, the "Collateral"). The grant of the security interest will secure the performance when due of the obligations of ATLANTIC owed to INDEVUS under this Agreement. ATLANTIC shall execute and deliver such agreements, instruments, documents or notices (including without limitation financing statements or amendments thereto), and take such other actions, as INDEVUS may reasonably deem necessary in order to perfect, protect and preserve any lien granted or purported to be granted by such security interest and to enable INDEVUS to exercise and enforce any of its rights and remedies hereunder with respect to any Collateral.

ARTICLE VIII
TERM AND TERMINATION

8.1. Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 and 8.3 below, the term of this Agreement shall continue in effect on a country-by-country basis until the expiration of the last to expire Patent Asset in such country..

8.2. Termination by Notice. Notwithstanding anything contained herein to the contrary, INDEVUS shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to ATLANTIC. Except as set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and (ii) the provisions of Section 8.4 shall be applicable.

8.3. Termination.

     8.3.1 Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

           (a) if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated sooner than one hundred twenty (120) days of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

           (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

     8.3.2 Licensee Rights Not Affected.

           (a) In the event INDEVUS terminates this Agreement under Section 8.3.1(b), or this Agreement is otherwise terminated under
                 Section 8.3.1(b), or ATLANTIC is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11

                 U.S.C.(S)101 et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that INDEVUS and ATLANTIC shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ATLANTIC under the Bankruptcy Code, INDEVUS shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by INDEVUS.

           (b) In the event INDEVUS is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts. The Parties agree that applicable law does not excuse ATLANTIC from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than INDEVUS.

8.4. Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. INDEVUS and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise. Upon termination of this Agreement pursuant to Section 8.2 or upon termination by ATLANTIC pursuant to Section 8.3.1(a), INDEVUS shall, if requested to do so in writing by ATLANTIC, negotiate a license to ATLANTIC of know-how relating to the manufacture or sale of Compound or Product that was developed by INDEVUS during the Term of this Agreement and is owned and controlled by INDEVUS at the time of termination, on commercially reasonable terms to be negotiated in good faith between the Parties.

ARTICLE IX
MISCELLANEOUS

9.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.2. Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Product or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3. Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

             if to INDEVUS to:

                     INDEVUS PHARMACEUTICALS, INC.
                     99 Hayden Avenue, Suite 200
                     Lexington, MA 02421
                     Attention: President
                     Fax No.: 781-862-3859

             if to ATLANTIC to:

                     ATLANTIC TECHNOLOGY VENTURES, INC.
                     350 Fifth Avenue, Suite 5507
                     New York, New York 10118
                     Attention: Chief Executive Officer

                 Fax No.: 212.267.2159

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5. Applicable Law and Dispute Resolution. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws.

(a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a "Dispute") by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b) Upon the Parties receiving the Chief Executive Officers' report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the American Arbitration Association ("AAA") procedures. The place of the mediation shall be New York, New York. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c) If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the AAA rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of ATLANTIC and INDEVUS and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. Any such arbitration shall be held in New York, New York, USA .

The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the AAA.

Any mediation or arbitration proceeding entered into pursuant to this Section
9.5 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

9.6. Entire Agreement. This Agreement, including the exhibits and schedules hereto and the security interest required by Section 7.5 hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.7. Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.8. Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.9. Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.10. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11. Use of Names. Except as otherwise provided in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to be filed to obtain Regulatory Approval or to comply with applicable laws, rules or regulations.

9.12. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ATLANTIC TECHNOLOGY VENTURES, INC.


By: /s/ Frederic P. Zotos
    --------------------------------------------
    Name:  Frederic P. Zotos, Esq.
    Title: President and Chief Executive Officer



INDEVUS PHARMACEUTICALS, INC.


By: /s/ Glenn L. Cooper
    --------------------------------------------
    Name:  Glenn L. Cooper, M.D.
    Title: President and Chief Executive Officer

EXHIBIT 1.6

BURSTEIN LICENSE

EXHIBIT 1.6                                                       EXECUTION COPY

BURSTEIN LICENSE

                                LICENSE AGREEMENT

                           This Agreement is made and entered into between Dr. Sumner Burnstein ("LICENSOR") an individual U.S. citizen residing at c/o The University of Massachusetts, The Department Of Biology, The University of Massachusetts Medical Center, 55 Lake Avenue North, Worcester, Massachusetts, 01655 and Channel Pharmaceuticals, Inc., a Delaware corporation (LICENSEE"), having offices at c/o Atlantic Pharmaceuticals, Inc., 707 Skokie Blvd., Suite 600, Northbrook, Illinois, 60062.

                           Whereas, LICENSOR is the owner of the entire right, title and interest in the United States Patents and United States Patent Application described in Exhibit A attached hereto, and the inventions described and/or claimed therein; and

                           Whereas, LICENSEE is desirous of obtaining an exclusive worldwide license in order to practice the above referenced invention covered by said patent rights in the United States and foreign countries, and to manufacture, have manufactured, use and sell in the commercial market the products made in accordance therewith; and

                           Whereas, LICENSOR is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement; and

                           Whereas, LICENSEE and LICENSOR are concurrently entering into a SUBSCRIPTION AGREEMENT of even date herewith (the "SUBSCRIPTION AGREEMENT") providing for the issuance to LICENSOR of 15,000 shares of LICENSEE's common stock, par value $.001 per share ("Common Stock"), constituting one and one half percent (1.5%) of LICENSEE's Common Stock on a fully diluted basis as of the date hereof (before giving effect to any financing by LICENSEE, including any financing provided to LICENSEE by Atlantic Pharmaceuticals, Inc.) (the "Shares") in partial consideration to the license and other rights granted hereunder.

                           Now, therefore, in consideration of the foregoing and the mutual agreements contained herein, the parties agree as follows:

                                      27-1

                                    ARTICLE I
                                   DEFINITIONS

                           1.1 "Patent Rights" shall mean (i) the United States Patent Application described in Exhibit A attached hereto, the inventions described and/or claimed therein, and anv substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or re-examinations thereof and any and all foreign patents and patent applications corresponding thereto; (ii) all patent applications to the extent assigned to LICENSOR and to the extent LICENSOR is able, under its obligations to third parties, to grant rights to LICENSEE and on which Inventor is a named inventor, the inventions described and/or claimed therein and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or re-examinations thereof, which relate to the design, development. and/or manufacture of any products incorporating the technology identified in (i) to the extent that their use would be in any way dominated by the claims in (i) and any and all foreign patents and patent applications corresponding thereto; (iii) all patent applications to the extent assigned to LICENSOR and to the extent LICENSOR is able, under its obligations to third parties, to grant rights to LICENSEE and on which Inventor is a named Inventor, the inventions described and/or claimed therein and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon, or reissues or re-examinations thereof which relate to any improvements in the technology incorporated in (i) or (ii) to the extent that their use would be in any way dominated by the claims in
         (i) and any and all foreign patents and patent applications corresponding thereto referred to in (i), (ii) and (iii) above, when filed or issued, will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part hereof; provided, however, that failure to periodically add such foreign patents and/or patent applications thereto shall not be considered to exclude such foreign patents and/or patent applications from the meaning of "Patent Rights."

                           1.2 "Licensed Processes" shall mean all technologies, methods, formulas, plans or processes and any improvements thereof, relating to or which are covered in whole or in part by any claim contained in the Patent Rights.

                                      27-2

                           1.3 "Licensed Products" shall mean products or components thereof claimed in Patent Rights or products or components thereof made in accordance with or by means of any Licensed Process.

                           1.4 "Net Sales" shall mean the amount billed or invoiced on sales of Licensed Products or Licensed Processes less:

                           (a) Customary trade, quantity or cash discounts and
                               non-affiliated brokers' or agents' commissions actually allowed and taken;

                           (b) Amounts repaid or credited by reason of rejection
                               or return;

                           (c) transportation, insurance, brokerage and handling
                               charges paid or reimbursed by LICENSEE or its Affiliates;

                           (d) amounts withheld by foreign governments;

                           (e) tariffs, import/export duties, sales, use, value
                               added and other excise or turnover taxes and other governmental charges imposed on the sale of Licensed Products or Licensed Processes, the provision of services using Licensed Products or Licensed Processes, or on the production, importation, exportation, use or distribution of Licensed Products or Licensed Processes;

                           (f) sales commissions; and/or

                           (g) bad debt deductions actually written off during
                               the period.

         Net Sales shall not include amounts paid or sales between or among LICENSEE or its Affiliates. In the event of a use or sale of Licensed Products or Licensed Processes solely for clinical testing or research and development purposes for which LICENSEE receives no revenue, then no royalty shall be due or payable to LICENSOR pursuant to Article 3 hereof or otherwise.

                           1.5 "Affiliates" shall mean any company, corporation, or business of which LICENSEE owns or con-

                                      27-3
         trols at least fifty percent (50%) of the voting stock or which owns or controls at least fifty percent (50%) of the voting stock of LICENSEE.

                           1.6 "Field" shall mean all potential fields of use of the Patents Rights, the Licensed Products, and the Licensed Processes.

                           1.7 "Sublicensee" shall mean an entity which LICENSEE has granted (a) the right to manufacture and market the Licensed Products, (b) the right to practice the Licensed Processes, or (c) the right: to sublicense the Licensed Processes to others.

                                    ARTICLE 2

                                      GRANT

                           2.1 LICENSOR hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide exclusive (even against LICENSOR) license in the Field, under the Patent Rights, to make and have made, to use and have used, to sell and have sold, to distribute and have distributed, and to market and have marketed the Licensed Products, and to practice the Licensed Processes, for the life of the Patent Rights. Such license shall include the right to grant sublicenses. LICENSOR agrees it will not assign, encumber, grant a license to and/or permit a lien to exist upon, the Patent Rights in any territory for any Field to or by any third party and will not himself practice the Patent Rights other than for his own non-commercial research purposes. Licensor agrees, on behalf of himself, his successors and any other person or entity who or which may claim a right in or under the Patent Rights, that any purported transfer or encumbrance of rights shall be null and void and of no effect.

                           2.2 LICENSOR hereby grants to LICENSEE the right to extend the licenses granted in paragraph 2.1 to one or more Affiliates, subject to the terms and conditions hereof.

                           2.3 LICENSOR hereby represents and warrants to LICENSEE that LICENSOR is the sole owner of the Patents Rights as reflected on Exhibit A on the date hereof, no person or entity has or will have any rights of any kind with respect to such Patent Rights except for the rights of LICENSEE pursuant to this Agreement, and accordingly, LICENSOR has full legal right to grant to LICENSEE the license provided for herein, and such grant does not and

                                      27-4
          will not violate or conflict with the rights of any person or entity.

                                    ARTICLE 3

                               ROYALTIES AND FEES

                           3.1 LICENSEE shall pay to LICENSOR, during the term

          of the license of paragraph 2.1, a royalty of three percent (3%) of the Net Sales of all Licensed Products sold by LICENSEE and its Affiliates. LICENSEE shall pay to LICENSOR, during the term of the license of paragraph 2.1, a royalty of eight percent (8%) of the royalties which LICENSEE and its Affiliates receive from Sublicensees for sublicenses of the Licensed Products or Licensed Processes. No multiple royalties shall be due because the sale or sublicense of any Licensed Product or Licensed Process is described in more than one sentence of this Section 3.1. In the event of any such overlap, the sentence which most accurately describes the relevant transaction at issue shall prevail. On Net Sales or sublicenses between LICENSEE and its Affiliates, royalties shall be payable only on the resale or resublicense by such Affiliate.

                           3.2 As further consideration for the license and other rights granted to LICENSEE hereunder, (a) upon the execution of this Agreement LICENSEE shall issue to LICENSOR the Shares and (b) LICENSEE shall pay to LICENSOR a license issue fee of Twenty-Four Thousand Dollars ($24,000), one-half of which shall be paid by LICENSEE to LICENSOR on the date of the execution of this Agreement, and the other half of which shall be paid by LICENSEE to LICENSOR upon the earlier of (i) a closing or closings of a private placement of debt or equity in Atlantic Pharmaceuticals, Inc., a Delaware corporation ("Atlantic") , in which aggregate gross proceeds to Atlantic exceed Eight Million Dollars and (ii) the six month after the date hereof.

                           3.3 LICENSEE will also pay to LICENSOR a fee of One Hundred Thousand Dollars ($100,000) upon the expiration of the last to expire of the patents included in the Patent Rights if (i) Licensed Products shall have received a new drug approval during the term of the patents included in the Patent Rights, (ii) Licensed Products shall have generated sales for LICENSOR during the term of this Agreement in excess of One Hundred Thousand Dollars ($100,000) and
          (iii) at least one U.S. patent shall have been granted with respect to the Patent Rights.

                                      27-5

                                    ARTICLE 4

                                    REPORTING

                           4.1 LICENSEE shall report to LICENSOR the date of first sale of Licensed Products (or results of Licensed Processes) in each country within thirty (30) days of occurrence.

                           4.2 LICENSEE shall provide LICENSOR within sixty (60) days after each of the calendar half-years ending June 30 and December 31, reports setting forth, for the preceding six (6)-month period, the amount of Licensed Products sold by LICENSEE and its Affiliates in each country, the Net Sales thereof, the amount of Sublicensee royalties received by LICENSOR and its Affiliates and the amount of royalty due to LICENSOR with respect to the foregoing. With each such royalty report, LICENSEE shall include the payment of the royalty due. Such report shall include a detailed listing of all deductions from Net Sales, sublicensee income, or royalties as specified herein. If no royalties are due to LICENSOR for any reporting period, then no written report shall be required. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as quoted in The Wall Street Journal, three (3) days prior to the date that such royalty payments by LICENSEE was due to LICENSOR. Payments which are more than thirty (30) days past due and which are not the subject of a good faith controversy between the parties hereto shall be subject to an interest charge of one percent (1%) per month.

                           4.3 LICENSOR agrees that at all times, both during the term and after the termination of this Agreement, it will keep in confidence and trust all information provided to it hereunder by LICENSEE or provided to it by any third party pursuant to Section 5.1 hereof (the "Proprietary Information"), and it will not use or disclose any Proprietary Information or anything directly relating to such proprietary Information without the written consent of the LICENSEE. LICENSOR acknowledges that the Proprietary Information constitutes a unique and valuable asset of the LICENSEE, which is secret and confidential and which will be communicated to LICENSOR in confidence and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the LICENSEE would be wrongful and would cause irreparable harm to the LICENSEE.

                                      27-6

                                   ARTICLE 5

                                 RECORD KEEPING

                           5.1 LICENSEE shall keep, and shall require its Affiliates and sublicensees to keep, accurate and correct records of Licensed Products or Licensed Processes made, used, or sold under this Agreement, to the extent appropriate to determine the amount of royalties due hereunder to LICENSOR. Such records shall be retained for at least three (3) years following a given reporting period. Up to two times a year, on reasonable prior written notice to LICENSEE, such records shall be available during normal business hours for inspection at the expense of LICENSOR by an accountant selected by LICENSOR and agreed to by LICENSEE (which agreement shall not be unreasonably withheld) for the sole purpose of verifying reports and payments hereunder. In the event that any such inspection shows an underreporting and underpayment for any twelve (12) month period in excess of the greater of five percent (5%) or $50,000, then LICENSEE shall pay the cost of such examination. LICENSEE shall be entitled to receive from LICENSOR copies of all reports prepared by or on behalf of LICENSOR in the exercise by LICENSOR of its rights hereunder.

                                    ARTICLE 6

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

                           6.1 LICENSOR shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Patent Rights and shall use his best efforts to promptly procure the broadest possible patents in the U.S. and in all countries designated by LICENSEE pursuant to Section 6.2; provided however that LICENSOR shall first consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance. LICENSOR and LICENSEE shall jointly agree on patent counsel to prepare, file, prosecute and maintain such patents and patent applications which shall be, in the absence of an agreement to the contrary, the law firm of Pennie & Edmonds in new York, New York.

                           6.2 Without limiting the provisions of Section 6.1, LICENSOR and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of the Patent Rights including without limitation, the execution

                                      27-7
         of all papers and instruments necessary or desirable to enable LICENSOR to apply for, to prosecute and to maintain patent applications and patents in LICENSOR's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. Either party may give notice to the other of any foreign country in which such party wishes to seek patent protection for all or any part of the Patent Rights. In the case of such a designation by LICENSEE (and the provision of reasonable assurance of payment by it of the expenses to be incurred) LICENSOR may not refuse to seek such patent protection in the country so designated.

                           6.3 LICENSEE shall reimburse LICENSOR for all reasonable out-of-pocket expenses LICENSOR may incur during the term of this Agreement for the preparation, filing, prosecution and maintenance of the Patent Rights in accordance with Sections 6.1 and 6.2 hereof unless, after providing written notice to LICENSEE, LICENSOR is notified in writing by LICENSEE in. advance of any such action that such action should not be taken. LICENSOR shall submit a written request to LICENSEE for such reimbursement. LICENSEE shall reimburse LICENSOR for all such reasonable expenses within sixty (60) days of receipt of LICENSOR's request therefor.

                                    ARTICLE 7

                                  INFRINGEMENT

                           7.1 With respect to any Patent Rights, LICENSEE and/or its Sublicensees shall have the right to prosecute in their own names and at their own expense any infringement thereof. LICENSOR agrees to notify LICENSEE promptly of each infringement of the Patent Rights of which LICENSOR is or becomes aware. Failure by either party to commence an action which is contemplated by this Section 7.1 shall not constitute a breach of this Agreement.

                           7.2 If LICENSEE or its Sublicensee elects to commence an action as described above or if an action is commenced against the LICENSEE or its Sublicensee by a third party, LICENSOR shall have the right either to join the action as a co-plaintiff or co-defendant or to assign to LICENSEE all of LICENSOR's right, title and interest, expressly including the right to sue for past infringement thereof, in each patent which is a part of the

                                      27-8

         Patent Rights and is the subject of such action. In the event LICENSOR joins the action as a co-plaintiff, LICENSEE shall nevertheless control the action provided that LICENSEE will endeavor to consult with LICENSOR as to the prosecution of such action. In the event that LICENSOR makes an assignment of such patent, such assignment shall be irrevocable, and such action on that patent or patents shall thereafter be brought or continued without LICENSOR as a party, unless LICENSOR is a legally indispensable party. Notwithstanding any such assignment to LICENSEE by LICENSOR and regardless of whether LICENSOR is or is not an indispensable party, LICENSOR shall cooperate fully with LICENSEE, at LICENSEE'S expense, in connection with any action commenced by LICENSEE or any sublicensee. In the event that any patent is assigned to LICENSEE by LICENSOR pursuant to this paragraph, LICENSEE shall continue to meet its obligations under this Agreement, including without limitation its obligation pay royalties, as if the assigned patent or patent application were still licensed to LICENSEE.

                    7.3 If LICENSEE or its Sublicensee elects to commence an action as described above, LICENSEE may cover up to fifty percent (50%) of the costs and expenses or such action (include reasonable attorneys fees and including the coverage of LICENSOR'S costs) by reducing the royalty due to LICENSOR hereunder by up to fifty percent (50%). In the event that such fifty percent (50%) costs and expenses exceed the amount of royalties reduced by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to LICENSOR from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one calendar year.

                    7.4 Recoveries or reimbursements from such action (regardless of whether LICENSEE or LICENSOR receives the award) shall first be applied to reimburse LICENSEE and LICENSOR for litigation costs not paid from royalties (if any) and then to reimburse LICENSOR for royalties withheld. Any remaining recoveries or reimbursements shall be paid to LICENSEE.

                    7.5 In the event that LICENSEE and its Sublicensee, if any, elect not to exercise their right to prosecute an infringement of the Patent Rights pursuant to the above paragraphs, LICENSOR may do so at its own expense, controlling such action and retaining all recoveries therefrom.

                                      27-9

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

                           8.1 This Agreement, unless extended or terminated as provided herein, shall remain in effect until the last to expire patent in the Patent Rights; provided, however, that LICENSEE'S obligation to pay royalties pursuant to Section 3.1 will terminate as to any Licensed Products or Licensed Processes when the Patent Rights to which they relate expire or are abandoned.

                           8.2 (a) The following events shall constitute an event of default under this Agreement (an "Event of Default"):

                               (i) LICENSEE shall become more than sixty (60) days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT which are not the subject of a bona fide dispute between LICENSOR and LICENSEE and which have not been paid within forty five
         (45) days after LICENSEE has received notice of such arrearage from LICENSOR; or

                               (ii) LICENSEE shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or LICENSEE shall admit in writing its inability to pay its debts generally as they come due or shall make a general assignment for the benefit of creditors; or

                               (iii) LICENSEE shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against LICENSEE in any such proceeding; or

                               (iv)  an order, judgment or decree shall be
         entered in any proceeding by any court of competent jurisdiction appointing, without the consent of LICENSEE, a receiver, trustee or liquidator of LICENSEE or of any substantial part of its property, or sequestering any substantial part of its property, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of 90 days after the date of entry thereof;

                               (v) a petition against LICENSEE in a proceeding under applicable bankruptcy laws or other

                                     27-10
         insolvency laws as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within 90 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to LICENSEE, any court of competent jurisdiction shall assume jurisdiction, custody or control of LICENSEE or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 90 days;

                               (vi) LICENSEE breaches this AGREEMENT in any material respect (other than a breach covered by paragraph 8.2 (a) (i) and does not cure such breach within sixty (60) days after written notice thereof from LICENSOR or, with respect to any breach incapable of being fully cured within 'such sixty (60) day period, has not made substantial good faith efforts to cure any such breach within thirty
         (30) days after written notice thereof from LICENSOR;

                               (b) LICENSEE may, at its option, terminate this AGREEMENT at any time by doing all of the following:

                                      (i)   Cease making, having made, using and
                   selling any Licensed Products or Licensed Processes; and

                                      (ii)  Revoke all sublicenses causing all
                   sublicensees to cease making, having made, using and selling Licensed Products or Licensed Processes; and

                                      (iii) Give notice to a LICENSOR of such
                   cessation and of LICENSEE's election to terminate; and

                                      (iv)  Tender payment of all accrued
                   royalties.

                           8.3 On the occurrence of an Event of Default, and if such Event of Default has not been remedied within sixty (60) days after notice in writing of such Event of Default has been given to the LICENSEE by LICENSOR, LICENSOR may terminate this Agreement by written notice.

                           8.4 Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assign-

                                     27-11
         ment to LICENSOR, at the option of LICENSOR, of LICENSEE's interest therein upon termination of this Agreement.

                                    ARTICLE 9

                                   ASSIGNMENT

                           9.1 This Agreement, the Patent Rights and the other rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other. Any such purported assignment, without the written consent of the other party, shall be null and void and of no effect. Notwithstanding the foregoing, LICENSEE may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of LICENSEE's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of'1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of LICENSEE.

                                   ARTICLE 10

                                     GENERAL

                           10.1 LICENSOR represents and warrants that it owns the entire right, title, and interest in the patent applications or patents comprising the Patent Rights and that LICENSOR has the authority to issue licenses under said Patent Rights. LICENSOR does not warrant-the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by LICENSEE, an Affiliate, or Sublicensee without infringing other patents provided, however, that LICENSOR has no reason to believe that the Patent Rights are invalid or that exploitation by LICENSEE, an Affiliate or Sublicensee of the Patent Rights will infringe other patents.

                           10.2 LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT FOR ANY PURPOSE.

                           10.3 (a) LICENSEE shall indemnify, defend and hold harmless LICENSOR and his heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and ex-

                                     27-12
         penses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. The above indemnification shall apply whether or not such liability, damage, loss or expense is attributable to the negligent activities of the Indemnitees but shall not apply if such liability, damage, loss or expense is attributable to the willful misconduct of any Indemnitee.

                                (b) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to LICENSOR to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not, such actions are rightfully brought.

                           10.4 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

                           10.5 LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its Affiliates or Sublicensees, and that it will defend and hold LICENSOR harmless in the event of any legal action of any nature occasioned by such violation.

                           10.6 Written notices required to be given under this Agreement shall be addressed as follows:

                  If to LICENSOR:  Dr. Sumner Burstein
                                   c/o University of Massachusetts
                                   Dept of Biochemistry
                                   University of Massachusetts Medical Center

                                     27-13

                                    55 Lake Avenue North
                                    Worcester, MA 01655

                  If to LICENSEE:   H. Laurence Shaw, M.D.
                                    Chief Executive Officer
                                    Channel Therapeutics, Inc.
                                    c/o Atlantic Pharmaceuticals, Inc.
                                    707 Skokie Boulevard
                                    Suite 600
                                    Northbrook, Illinois 60062
                                    Facsimile No.: (708) 948-0257

                                    with a copy to:

                                    Steve H. Kanzer, Esq.
                                    Secretary
                                    Channel Therapeutics, Inc.
                                    c/o The Castle Group, Ltd.
                                    375 Park Avenue, Suite 1501
                                    New York, New York 10022

         or such other address as either party may request in writing.

                           10.7 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

                           10.8 (a) In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this Section 9.8, any such conflict which the parties are unable to resolve shall be settled through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

                           (b) The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. The arbitration shall be held in Boston, Massachusetts.

                                     27-14

                         (c) At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for the inspection only of the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all-such information confidentially and to maintain such information in secrecy until such information shall become generally known.

                         (d) The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

                         10.9 This Agreement and the SUBSCRIPTION AGREEMENT constitute the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or therein or as may be subsequently agreed to by the parties hereto in writing.

                         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                         The effective date of this Agreement is March 28, 1994.

                                            DR. SUMNER BURSTEIN

                                            /s/ Sumner Burstein
                                            ------------------------------------

                                            CHANNEL THERAPEUTICS, INC.

                                            /s/ H. Laurence Shaw
                                            ------------------------------------
                                            By: H. Laurence Shaw, M.D.
                                            Its: Chief Executive Officer

                                     27-15

SCHEDULE 1.12

DIAGRAM OF [CT-3]

[*]

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.25

PATENT ASSETS

===================================================================================================================================
        Country                 Filed               Serial #              Issued          Patent #              Inventors
===================================================================================================================================
[**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]*                     [**]               [**]                                     [**]              [**]
*Application for restoration on file.
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]*                     [**]               [**]                     [**]            [**]              [**]
*The British Patent Office has allowed Atlantic's application for restoration, subject to payment of outstanding renewal fees, &
recordation of the exclusive license and licensee's name change. These matters will be taken care of by the [**].
[**]                      [**]               [**]                     [**]            [**]              [**]

[**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]
[**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]                      [**]               [**]                     [**]            [**]              [**]
[**]
[**]                      [**]               [**]                     [**]            [**]              [**]

**CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.7
-----------

LIST OF AGREEMENTS
------------------

License Agreements

1.  Channel Pharmaceuticals and Dr. Sumner Burstein - March 28th, 1994

Consulting Agreements

1.  [*]
2.   Channel Pharmaceuticals and Dr. Sumner Burstein - September 27th, 1995

Material Transfer Agreements

1.  [*]
2.  [*]
3.  [*]
4.  [*]
5.  [*]
6.  [*]
7.  [*]
8.  [*]
9.  [*]
10. [*]

Research Service Agreements

1.  [*]
2.  [*]
3.  [*]
4.  [*]
5.  [*]
6.  Quintiles Master Service Agreement - January 1998
7. Product Development Proposal - Atlantic Pharmaceuticals and Pharmaceutics International, Inc. - February 1997
8.  [*]
9.  [*]

Additional Documents

1.  [*]
2.  [*]
3.  [*]
4.  Assignment of Patent Application Serial # [*] and Serial # [*]

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 4.2

FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
      Michael W. Rogers                                       William B. Boni
      Executive Vice President and CFO               VP, Corp. Communications
      (781) 861-8444                                          (781) 402-3410

                        INDEVUS LICENSES WORLDWIDE RIGHTS

                   TO ANTI-INFLAMMATORY AND ANALGESIC COMPOUND

           Company also updates status of other compounds in pipeline


LEXINGTON, MA, July 1, 2002 -- Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has licensed exclusive worldwide rights from Atlantic Technology Ventures, Inc. (OTC BB:ATLC.OB) to CT-3, a novel anti-inflammatory and analgesic compound currently in clinical development.

CT-3, a new chemical entity also known as ajulemic acid, is a non-psychoactive synthetic derivative of tetrahydrocannabinol (THC). The principle mechanism of action of the compound appears to be the potent inhibition of the inflammatory cytokines, particularly interleukin-1a and TNF-alpha. The compound has significant activity in multiple pre-clinical models of pain and inflammation. Unlike most available non-steroidal anti-inflammatory agents (NSAIDS), in pre-clinical studies CT-3 does not appear to produce gastrointestinal ulceration.

An IND (investigational new drug application) has been filed with the U.S. Food and Drug Administration (FDA) for CT-3, and an initial Phase 1 clinical trial designed to assess the safety of CT-3 showed that it was well tolerated, with no clinically significant adverse events and no evidence of psychotropic activity. The compound is currently being studied in Europe in a small Phase II study in patients with chronic neuropathic pain.

"We are excited about the potential of a novel potent NSAID which lacks the ulcerogenic effects of traditional compounds," said Glenn L. Cooper, M.D. chairman, president and chief executive officer of Indevus. "CT-3 has the potential to be an important new medication for painful inflammatory conditions such as arthritis, post-operative pain, musculoskeletal injuries, headache and neuropathic pain. Furthermore, the compound

                                    - MORE -
possesses activity in preclinical models of multiple sclerosis and the cutaneous inflammation associated with exposure to the chemical warfare blister agent sulfur mustard. The U.S. Army Medical Research Institute is pursuing further work on this important application. The overall field of inflammation and pain management is large and not fully satisfied, and we believe a compound such as CT-3 may have broad applications in these major markets."

The acquisition of CT-3 by Indevus includes an up-front licensing payment, development milestones and royalty payments from Indevus to Atlantic. Indevus is responsible for the clinical development, regulatory activities and commercialization of this compound. A director of Indevus is a shareholder of Atlantic Technology Ventures. The transaction was approved by all of the disinterested directors of Indevus.

Atlantic Technology Ventures is a biopharmaceutical company engaged in the development of biomedical and pharmaceutical products and related technologies for use in cancer, infection, ophthalmic disorders, pain and inflammation and dermatological conditions. Atlantic's strategy is to identify nascent medical products and technologies that have the potential to address unmet market needs, rapidly develop these through a definitive proof-of-principle, then partner, license or sell them to realize significant revenue.

Status of additional Indevus products

CT-3 is the latest addition to the Indevus product portfolio, which also includes: trospium, in Phase III for overactive bladder; pagoclone, in Phase III for panic disorder and Phase II for generalized anxiety disorder; PRO 2000, in Phase II for the prevention of the sexual transmission of HIV; dersalazine, in Phase I for inflammatory bowel disease; and citicoline for stroke, which has completed several Phase III clinical trials.

         Trospium

As recently announced, enrollment has been completed in a Phase III, 524-patient clinical trial with trospium in overactive bladder. The co-primary endpoints of the trial are the comparisons of the reduction in the frequency of urination and the reduction in incontinence episodes among trospium-treated patients versus placebo patients. Data from this trial is expected in the fall, and assuming a positive outcome, the Company expects to file a New Drug Application for trospium by the end of 2002. This data will expand the current clinical trial database for trospium, which comprises over 2200 patients in Europe. European trials include two double-blind, placebo-controlled dose-ranging studies, five double-blind, placebo-controlled studies and several comparative trials, one of which was a long-term comparative 52-week study on safety, tolerability and efficacy.

                                    - MORE -

         Pagoclone

Following the return of exclusive, worldwide rights to pagoclone from Pfizer Inc on June 7, 2002, Indevus has initiated corporate partnering discussions for this compound. Decisions regarding the continued clinical development and partnering of pagoclone for generalized anxiety and panic disorders will be based on additional analyses of a total data package from six clinical trials and will include ongoing consultation with Aventis, S.A., licensor of this drug. Aventis has a contractual right for a period of 90 days from the termination of the agreement between Pfizer and Indevus to elect to develop pagoclone under the terms established in that agreement.

         Dersalazine

Dersalazine, for inflammatory bowel disease, is undergoing Phase I clinical testing in the U.K. Plans for future Phase II testing in ulcerative colitis will be dependent on the successful completion of this trial.

         Citicoline

Two important meta-analyses of clinical trials with citicoline presented at the 27th International Stroke Conference in February 2002 suggest that treatment with this drug may reduce infarct growth after stroke and reduce rates of death or disability over a long term. The first of these analyses retrospectively analyzed seven controlled trials enrolling 1,963 patients who received oral or intravenous citicoline at doses ranging from 500 to 2000 milligrams daily and showed that treatment with citicoline was associated with a significant reduction in rates of death or disability at long-term follow-up. On a combined basis across these trials, 54.6 percent of citicoline patients experienced death or disability, compared with 66.4 percent of placebo patients, p*0.00001.

The second of these analyses retrospectively analyzed data regarding infarct growth following stroke from two clinical trials in a total of 214 patients. Doses of 500 milligrams/day and 2000 milligrams/day were used in these trials. The mean volume increase in infarct size was 84.7 percent for the placebo group,
34.0 percent for the 500 milligram group and 1.8 percent for the 2,000 milligram group, p=0.015.

As a result of corporate partnering interest following these findings, Indevus has signed a non-binding memorandum of agreement with a privately held biotechnology company to fund the further development of citicoline. The finalization of this agreement is contingent upon the negotiation of a definitive contract and agreement on the design and clinical endpoints of an additional large Phase III trial.

PRO 2000

Government agencies in the U.S. and the U.K. have selected PRO 2000, a topical microbicide to prevent the sexual transmission of HIV, for testing in large, logistically complex Phase II and Phase III trials planned to begin in 2002 and 2003. The U.K.'s Department for International Development provided the most recent financial support for the clinical testing of PRO 2000 through a grant of approximately $22.7 million made to an international research collaboration.

                                    - MORE -

* equals less than

Indevus Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates, including multiple compounds in late-stage clinical development. The Company's lead products under development include trospium for overactive bladder, pagoclone for panic/anxiety disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, and dersalazine for inflammatory bowel disease.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, including the Phase III trial with trospium; regulatory approval and commercialization of our products; the early stage of products under development; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patent and proprietary rights; and other risks.

Page 4 of 4